Exhibit 10.11

Exclusive Consultation and Service Agreement

This Exclusive Consultation and Service Agreement (hereinafter referred to as this “Agreement”) is made on June 29, 2018 in Shanghai by and between the following parties (hereinafter referred to as the “Parties”):

Party A: Shanghai KunJia Technology Co., Ltd.

Registered address: Room 6106, Building 4, 5475 Yunchuan Road, Baoshan District, Shanghai

Legal representative: Dinggui Yan

Party B: Shanghai Jiayin Finance Technology Co., Ltd.

Registered address: Room 2257, Building 5, 1630 Yecheng Road, Jiading Industrial Zone, Shanghai

Legal representative: Dinggui Yan

WHEREAS:

1.

Party A is a wholly foreign-owned enterprise duly incorporated and validly existing in the People’s Republic of China (hereinafter referred to as the “PRC”, and for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan), and owns resources to provide consultation and related services;

2.	Party B is a company limited by shares incorporated in the PRC; and

3.	Party A agrees to provide exclusive consultation and related services to Party B, and Party B agrees to accept the consultation and related services provided by Party A.

NOW THEREFORE, through amicable negotiation, on the principle of equality and mutual benefit, Party A and Part B hereby agree as follows:

1	Consultation and Services: Sole and Exclusive Interests

1.1

During the term of this Agreement, Party A agrees to act as the exclusive consultation and service provider of Party B to provide Party B with relevant consultation and services as set out in Appendix I hereto in accordance with the conditions of this Agreement.

1.2

Party B hereby agrees to accept the consultation and services provided by Party A within the term of this Agreement. Considering the value of the consultation and services provided by Party A and the good cooperation relationship between the Parties, Party B further agrees that, during the term of this Agreement, it shall not accept any consultation and services from any third party in connection with the business involved herein without Party A’s prior written consent.

1.3

Party A shall be the sole and exclusive owner of all rights and interests in any rights, titles, interests and intellectual property arising from the performance of this Agreement, including, but not limited to, any trademark, copyright, patent, know-how, trade secret and others, whether developed by Party A independently or based on Party B’s intellectual property, or by Party B based on Party A’s intellectual property. Party B shall not claim any of such rights, titles, interests and intellectual property against Party A.

1.4

If any development is made by Party A based on Party B’s intellectual property, Party B shall ensure that such intellectual property is free from any defect. Otherwise, Party B shall be liable for any loss caused thereby to Party A. If Party A is liable to indemnify any third party as a result thereof, after such indemnification, Party A shall have the right to recover all of its losses from Party B.

1.5

Considering the good cooperation relationship between the Parties, Party B undertakes that it shall obtain Party A’s prior written consent if it intends to engage in any business cooperation with other enterprises.

2	Calculation and Payment of Fees for Consultation and Services (hereinafter referred to as “Service Fee”)

2.1	The Parties agree that Party B shall calculate and pay the Service Fee in the manner set out in Appendix II hereto for each financial quarter with profits generated.

2.2	If Party B fails to pay the Service Fee or other fees as stipulated herein, Party B shall otherwise pay Party A liquidated damages of 0.05% of the amount overdue per day.

2.3

Party A shall have the right to, at its own cost, appoint an employee or a certified accountant of the PRC or other countries (hereinafter referred to as “Party A’s Authorized Representative”) to verify Party B’s book of accounts to audit the calculation method and amount of the Service Fee. For this purpose, Party B shall provide Party A’s Authorized Representative with all required documents, book of accounts, records and data, to allow Party A’s Authorized Representative to audit the book of accounts of Party B and determine the amount of the Service Fee. Save for an exceptionally significant error, the amount of the Service Fee shall be the amount determined by Party A’s Authorized Representative.

2.4	Unless otherwise agreed by the Parties through negotiation, Party B shall pay the Service Fee to Party A under this Agreement without any deduction or set-off (for example, bank charges).

2.5

Party B’s shareholders shall pledge the shares held by them in Party B to Party A as security for the Service Fee, liquidated damages, actual costs and compensation payable by Party B and the obligations Party B should perform under this Agreement.

2.6

In addition to the Service Fee, Party B shall pay Party A the actual costs incurred by Party A for providing the consultation and services hereunder, including without limitation travel expenses, transportation fees, reproduction fees and postage.

2.7	The Parties agree to share all economic losses resulting from the performance of this Agreement.

3	Representations and Warranties

3.1	Party A hereby represents and warrants that:

3.1.1	Party A is a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC;

3.1.2

Party A performs this Agreement within its corporate power and business scope and with necessary corporate authorizations. No consents or approvals from any other third party or governmental authorities are required. Party A’s performance of this Agreement will not violate any law or contract binding upon or affecting Party A; and

3.1.3	this Agreement shall constitute a legal, valid and binding obligation on Party A enforceable against it in accordance with the terms hereof upon execution.

3.2	Party B hereby represents and warrants that:

3.2.1	Party B is a company duly incorporated and validly existing under the laws of the PRC;

3.2.2

Party B performs this Agreement within its corporate power and business scope and with necessary corporate authorizations. No consents or approvals from any other third party or governmental authorities are required. Party B’s performance of this Agreement will not violate any law or contract binding upon or affecting Party B; and

3.2.3	this Agreement shall constitute a legal, valid and binding obligation on Party B enforceable against it in accordance with the terms hereof upon execution;

3.2.4

Party B has obtained the business license necessary for performing this Agreement. Party B has sufficient rights and qualifications to engage in the business currently conducted by it and other businesses conducted by it in the PRC;

3.2.5

Party B shall promptly notify Party A of any circumstances which have had or would a have material adverse effect on its business operation, and use its best efforts to prevent the occurrence of such circumstances and/or expansion of losses; and

3.2.6

unless with Party A’s prior written consent, Party B shall not enter into any transaction (save as those occurring in the normal or ordinary course of business, or disclosed to and approved by Party A in writing) which may have a substantial effect on Party B’s qualifications, liabilities, business operation, shareholding structure, equity interests/shares in a third party and other legal rights.

4	Indemnity

4.1

Unless otherwise provided herein, a default shall be constituted if a Party fails to fully perform or suspends to perform its obligations under this Agreement and fails to make corrections within thirty (30) days of the receipt of a notice from the other Party, or any of its representations or warranties is untrue.

4.2

If any Party hereto violates this Agreement or any of its representations and warranties hereunder, the non-defaulting Party may, by a written notice, require the defaulting Party to, within a reasonable period or ten (10) days of the receipt of the notice, correct such default, take relevant measures to effectively and timely avoid damages, and continue to perform this Agreement. In case of damages, the defaulting Party shall indemnify the non-defaulting Party so as to make available to the non-defaulting Party all interests that should have been enjoyed by the non-defaulting Party as if this Agreement was performed.

4.3

If any Party violates this Agreement and causes any expenses, liabilities or losses (including but not limited to loss of profit of the company) to the other Party, the defaulting Party shall indemnify the non-defaulting Party against any of such expenses, liabilities or losses (including but not limited to interest and attorney’s fee paid or lost as a result of the default). The defaulting Party shall pay the non-defaulting Party an aggregate of indemnity equal to the losses caused by such default. Such indemnity shall cover the interests that should have been enjoyed by the non-defaulting Party for its performance of this Agreement, but shall not exceed the reasonable expectation of the Parties hereto.

4.4

Party B shall be liable for all claims raised by any person due to Party B’s misuse of Party A’s intellectual property or improper technical operation in violation of Party A’s instruction. If Party B is aware of any use of Party A’s intellectual property by any person without due authorization, Party B shall immediately notify Party A and cooperate in any actions taken by Party A.

4.5	If both Parties hereto violate this Agreement, the indemnity payable by each Party shall be determined based on the degree of their respective default.

5	Entire Agreement and Alteration

5.1

This Agreement and all agreements and/or documents referred to or expressly contained herein shall constitute entire agreement between the Parties with respect to the subject matter hereof, and shall supersede all prior agreements, contracts, understandings and communications between the Parties, oral or written, with respect to the subject matter hereof.

5.2

No alteration of this Agreement shall be effective unless it is executed by the Parties in writing. Any amendment agreement and supplementary agreement hereto duly executed by the Parties shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

6	Governing Law

The execution, effectiveness, performance and interpretation of this Agreement and dispute resolution shall be governed by PRC law.

7	Dispute Resolution

7.1

Any disputes between the Parties arising from the interpretation and performance of any provisions hereof shall be resolved in good faith by them through consultation. If no agreement can be reached in respect of a dispute, either Party may submit such dispute to Shanghai International Economic and Trade Arbitration Commission (SHIAC) for arbitration in accordance with its arbitration rules then in force. The seat of arbitration shall be Shanghai. The arbitration shall be conducted in Chinese. The arbitral award shall be final and binding upon the Parties.

7.2	Other than the matters in dispute, each Party shall still continue to perform its obligations in good faith pursuant to this Agreement.

8	Notice

Notices or other communications required to be sent by any Party or company under this Agreement shall be in Chinese, and be delivered, in person, by mail or facsimile, to the addresses below or other designated addresses notified by the other Party from time to time. All notices, requirements or other communications sent pursuant to this Article shall be deemed as delivered: (i) if sent nationally by registered mail or certified mail, on the third (3rd) business day after posting and obtaining a voucher issued by the post office; (ii) if sent overseas by registered mail or certified mail, on the tenth (10th) business day after posting and obtaining a voucher issued by the post office; (iii) if by express delivery or in person, at the time of delivery to the said addresses; (iv) if by facsimile, at the time transmitted to the said facsimile numbers and when a successful delivery message is received; or (v) if by email, at the time the relevant email reaches the email inbox of the receiving Party.

Party A: Shanghai KunJia Technology Co., Ltd.

Address:

Facsimile:

Telephone:

Email:

Attention:

Party B: Shanghai Jiayin Finance Technology Co., Ltd.

Address: Room 2257, Building 5, 1630 Yecheng Road, Jiading Industrial Zone, Shanghai

Telephone:

Facsimile:

Email:

Attention:

9	Confidentiality

9.1

The Parties agree that, any material and information obtained, learnt or accessed by a Party from the other Party due to the performance of this Agreement shall be confidential information (“Confidential Information”) which is of economic and commercial significance to the provider, and the Parties undertake to take reasonable measures to keep it confidential; without prior written consent from the provider of the Confidential Information, no Confidential Information shall be leaked, granted or transferred to any third party (including cases where the receiver of the Confidential Information consolidates with, is merged by or is directly or indirectly controlled by the third party).

9.2	The above restriction shall not apply to:

9.2.1	information that becomes generally available to the general public at the time of disclosure;

9.2.2	information that becomes generally available to the general public after the disclosure through no fault on the part of a Party to this Agreement;

9.2.3	information that can be proved by a Party to have been in its possession before disclosure rather than obtained from the other Party, directly or indirectly; and

9.2.4

the Confidential Information that is required to be disclosed by a Party to relevant government authorities or stock exchanges in accordance with law, or is required to be disclosed to such Party’s direct legal counsel or financial advisor as necessary in ordinary operation.

9.3

Upon termination of this Agreement, Party A and Party B shall dispose of any document, material or software containing the Confidential Information as required by the provider, and delete the Confidential Information from any relevant information storage device, and may not continue to use the same.

9.4	The Parties agree that this Article 9 shall survive the modification, rescission and termination of this Agreement.

10	Force Majeure

10.1

Where the performance of this Agreement is delayed or impeded by any “Force Majeure Event”, only to the extent of such part of performance delayed or impeded, the Party affected by force majeure need not bear associated liabilities hereunder. “Force Majeure Event” means any event that is beyond the reasonable control of a Party and that is unavoidable even though the Party so affected gives reasonable attention to it, including but not limited to act of government, act of nature, fire, explosion, geographical change, typhoon, flood, earthquake, tidal, lightning or war. However, the shortage of credit, capital or financing shall not be deemed as events beyond the reasonable control of a Party. If a Party affected by any “Force Majeure Event” seeks to be released from any obligation hereunder, such Party shall, as soon as practicable, inform the other Party of such obligation proposed to be released and the steps it needs to take to complete the performance.

10.2

A Party affected by force majeure shall not bear any liabilities hereunder arising therefrom, provided that the Party seeking obligation release shall be released from performing the obligation for the part of performance delayed or impeded only when the affected Party uses its practicable effort to perform this Agreement. Once the cause for such released obligation has been corrected and remedied, the Parties agree to use their best efforts to resume the performance hereunder.

11	Effectiveness, Term and Miscellaneous

11.1

Party A’s written consents, recommendations, designation and other decisions hereunder which may have material effect on Party B’s daily operation shall be made by the board of directors of Party A or, if Party A has no board of directors, by the executive director of Party A.

11.2

This Agreement shall be executed by the Parties and become effective on the date first above written. The initial term hereof shall be ten (10) years commencing from the effective date of this Agreement. The Parties hereby agree and acknowledge that this Agreement shall be automatically renewed for ten (10) years upon the expiration of any term, unless otherwise expressly required by law (in which case Party A shall have the right to decide whether to renew this Agreement at its own discretion) or expressly required by Party A.

11.3

Within the term of this Agreement, Party B shall not terminate this Agreement earlier. Party A shall have the right to terminate this Agreement at any time by giving Party B a written notice thirty (30) days in advance.

11.4

The Parties hereby acknowledge that this Agreement is a fair and reasonable agreement entered into by and between the Parties on the basis of equality and mutual benefit. If any provision or requirement hereof should be held under any applicable law to be illegal or unenforceable, such provision shall be deemed to be removed from this Agreement and become invalid, but the validity of the remaining provisions herein shall not be affected, and this Agreement shall be deemed not to contain such provision from the beginning. The Parties shall, through mutual negotiations, replace such removed provision with a legal and valid provision which is acceptable to both Parties.

11.5

Any failure by either Party to exercise any right, power or privilege hereunder shall not be deemed as a waiver thereof. Any single or partial exercise by a Party of any right, power or privilege shall not affect the exercise by it of any other right, power or privilege.

11.6

The Parties hereby agree and acknowledge that, unless with Party A’s prior written consent, Party B shall not transfer its rights and obligations under this Agreement to any third party other than the Parties hereto. Party B hereby agrees and acknowledges that Party A may transfer its rights and obligations hereunder to a third party when necessary; and at the time of such transfer, Party A only needs to give Party B a written notice and is not required to obtain Party B’s consent.

11.7	This Agreement shall have legal effect on the legal successors of the Parties.

11.8	This Agreement is written and executed in Chinese, in four (4) counterparts, each Party holding one counterpart, the rest being maintained by the company, with equal legal effect.

(The remainder of this page is intentionally left blank.)

No text below. This is the signature page of the Exclusive Consultation and Service Agreement.

Party A: Shanghai KunJia Technology Co., Ltd. (stamp)

Legal representative:	/s/ Dinggui Yan	(signature)

Signature Page of the Exclusive Consultation and Service Agreement

No text below. This is the signature page of the Exclusive Consultation and Service Agreement.

Party B: Shanghai Jiayin Finance Technology Co., Ltd. (stamp)

Legal representative:	/s/ Dinggui Yan	(signature)

Signature Page of the Exclusive Consultation and Service Agreement

Appendix I:

List of Consultation and Services

1.	Providing the research and development services of software and hardware related to the business;

2.	Providing technological development, consultation, transfer and promotion services;

3.	Providing other technological services;

4.	Providing public relation services;

5.	Providing market survey, research and marketing consultation services;

6.	Providing preparation of short-to-medium term market development and market planning services;

7.	Providing sales agency service;

8.	Providing pre-job training and on-job training; and

9.	Providing other services.

Appendix I to the Exclusive Consultation and Service Agreement

Appendix II:

Method for Calculation and Payment of Service Fee

I.

To the extent permitted by PRC law, after making up losses of previous years (if necessary) and deducting necessary costs, expenses and taxes with respect to business operation, Party B shall pay in full to Party A the pre-tax profit without calculating the exclusive consultation and service fee hereunder as the fee for Party A’s provision of consultation and services to Party B hereunder, but Party A has the right to adjust the amount of such fee based on specific situation of Party A’s provision of the exclusive consultation and service to Party B, Party B’s state of operation and Party B’s developmental needs.

II.	The amount of the Service Fee shall be negotiated by the Parties based on the following factors:

1.	the level of technological difficulty and complexity of consultation and services;

2.	the time spent on consultation and services by Party A’s employees;

3.	the specific content and commercial value of consultation and services; and

4.	market reference prices for consultation and services of the same type.

III.

Party A shall calculate the Service Fee on a quarterly basis, and within thirty (30) days from the beginning of any quarter, notify Party B by issuing the Service Fee bill for the previous quarter to Party B. Within ten (10) business days after receiving such notice, Party B shall pay such fee to the bank account designated by Party A. Party B shall, within ten (10) business days after the transfer of the amount, send Party A the photocopy of the voucher of the transfer by fax or mail.

IV.

If Party A considers that the service pricing mechanism agreed hereunder is not applicable due to any reason and is subject to adjustment, Party B shall, within ten (10) business days after Party A proposes fee adjustment in writing, actively negotiate with Party A in good faith to determine a new standard or pricing mechanism. If Party B fails to respond within ten (10) business days after receiving the said notice for adjustment, it shall be deemed to be acquiescent to such service fee adjustment. At the request of Party B, Party A shall also negotiate with Party B with respect to service fee adjustment.

Appendix II to the Exclusive Consultation and Service Agreement